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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Hollinger International Inc.:

      We consent to the incorporation by reference in the registration statements No. 333-17111 and 333-82356 on Form S-3 and No. 33-88810, 333-29655
and 333-29651 on Form S-8 of Hollinger International Inc. of our report dated January 13, 2005, with respect to the consolidated balance sheets of Hollinger International Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Hollinger International Inc.

      Our report states that the Company, as of January 1, 2002, changed its method of accounting for goodwill and other intangible assets, and the Company has, for years prior to 2003, reclassified losses and related income tax benefits that resulted from the early extinguishment of debt.

      Our report states that the Company's consolidated balance sheet as of December 31, 2002, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for the years ended December 31, 2002 and 2001 have been restated.


                                            /s/ KPMG LLP

January 18, 2005
Chicago, Illinois